Exhibit 99.5

To the Limited Partners of

SECOR Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
SECOR Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the General Partner of SECOR Master Fund L.P. (in liquidation),

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of SECOR Master Fund L.P. (in liquidation) (the “Partnership”), including the condensed schedule of investments, as of June 30, 2019, and the related statements of income and expenses and changes in partners’ capital for the period from January 1, 2019 to June 30, 2019 (termination of operations), and the related notes. We have also audited the statements of financial condition, including the condensed schedule of investments, as of December 31, 2018, and the related statements of income and expenses and changes in partners’ capital for each of the two years in the period then ended (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at June 30, 2019 and December 31, 2018, and the results of its operations and changes in its partners’ capital for the period from January 1, 2019 to June 30, 2019 and each of the two years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Liquidation Basis of Accounting

As described in Note 1 to the financial statements, the General Partner of the Partnership has decided to liquidate the Partnership and the Partnership determined liquidation is imminent. As a result, the Partnership changed its basis of accounting from the going concern basis to a liquidation basis. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

We have served as the auditor of the Partnership since 2017.

Boston, MA

August 22, 2019

SECOR Master Fund L.P.

Statements of Financial Condition

June 30, 2019 (Termination of Operations) (Liquidation Basis) and December 31, 2018

	June 30, 2019*	December 31, 2018
Assets:
Equity in trading accounts:
Unrestricted Cash (Note 3c)	$40,063,705	$21,352,427
Restricted Cash (Note 3c)	1,394,099	15,459,519
Net unrealized appreciation on open futures contracts	-	535,730
Net unrealized appreciation on open forward contracts	367,138	-

Total assets	$41,824,942	$37,347,676

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$-	$781,281
Accrued expenses:
Professional fees	49,781	42,907
Redemptions payable (Note 6)	-	1,346,351
Liquidation redemption payable (Note 10)	41,775,161	-

Total liabilities	41,824,942	2,170,539

Partners’ Capital:
General Partner	-	-
Limited Partners	-	35,177,137

Total partners’ capital (net asset value)	-	35,177,137

Total liabilities and partners’ capital	$41,824,942	$37,347,676

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Condensed Schedule of Investments

June 30, 2019 (Termination of Operations) (Liquidation Basis)

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital*
Unrealized Appreciation on Open Forward Contracts
Currencies	$446,969,362	$8,480,240	20.30%
Metals	538	731,747	1.75

Total unrealized appreciation on open forward contracts		9,211,987	22.05

Unrealized Depreciation on Open Forward Contracts
Currencies	$410,465,691	(7,596,132)	(18.18)
Metals	624	(1,248,717)	(2.99)

Total unrealized depreciation on open forward contracts		(8,844,849)	(21.17)

Net unrealized appreciation on open forward contracts		$367,138	0.88%

*	Calculated based on pre-liquidation partners’ capital.

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Condensed Schedule of Investments

December 31, 2018

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	431	$(1,093,003)	(3.11)%
Grains	562	(269,724)	(0.77)
Indices	643	(64,641)	(0.18)
Interest Rates U.S.	54	25,978	0.07
Interest Rates Non-U.S.	2,023	427,727	1.22
Livestock	337	60,548	0.17
Metals	62	75,672	0.22
Softs	120	(140,201)	(0.40)

Total futures contracts purchased		(977,644)	(2.78)

Futures Contracts Sold
Currencies	365	(460,505)	(1.31)
Energy	374	1,940,223	5.52
Grains	408	142,925	0.41
Indices	3,192	(176,294)	(0.50)
Livestock	135	(56,148)	(0.16)
Metals	5	4,987	0.01
Softs	69	118,186	0.34

Total futures contracts sold		1,513,374	4.31

Net unrealized appreciation on open futures contracts		$535,730	1.53%

Unrealized Appreciation on Open Forward Contracts
Currencies	$123,829,534	$1,221,176	3.47%
Metals	319	790,742	2.25

Total unrealized appreciation on open forward contracts		2,011,918	5.72

Unrealized Depreciation on Open Forward Contracts
Currencies	$191,592,832	(2,079,149)	(5.91)
Metals	285	(714,050)	(2.03)

Total unrealized depreciation on open forward contracts		(2,793,199)	(7.94)

Net unrealized depreciation on open forward contracts		$(781,281)	(2.22)%

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Statements of Income and Expenses

For the Period from January 1, 2019 to June 30, 2019 (Termination of Operations) (Liquidation Basis) and

For the Years Ended December 31, 2018 and 2017

	2019*	2018	2017
Investment Income:
Interest income	$369,443	$522,028	$208,058

Expenses:
Clearing fees (Note 3c)	422,208	637,796	434,136
Professional fees	31,501	68,277	63,881

Total expenses	453,709	706,073	498,017
Expense reimbursements	-	-	(308,139)

Net expenses	453,709	706,073	189,878

Net investment income (loss)	(84,266)	(184,045)	18,180

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	2,107,978	7,427,352	(1,092,073)
Net change in unrealized gains (losses) on open contracts	612,009	763,713	(1,015,323)

Total trading results	2,719,987	8,191,065	(2,107,396)

Net income (loss)	$2,635,721	$8,007,020	$(2,089,216)

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Statements of Changes in Partners’ Capital

For the Period From January 1, 2019 to June 30, 2019 (Termination of Operations) (Liquidation Basis) and

For the Years Ended December 31, 2018 and 2017

Partners’ Capital
Partners’ Capital, December 31, 2016	$38,552,438
Redemptions	(31,503,973)
Distribution of interest income to feeder funds	(194,068)
Net income (loss)	(2,089,216)

Partners’ Capital, December 31, 2017	4,765,181
Subscriptions	33,375,000
Redemptions	(10,528,793)
Distribution of interest income to feeder funds	(441,271)
Net income (loss)	8,007,020

Partners’ Capital, December 31, 2018	35,177,137
Subscriptions	14,727,831
Redemptions	(52,232,674)
Distribution of interest income to feeder funds	(308,015)
Net income (loss)	2,635,721

Partners’ Capital, June 30, 2019	$-

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

1.	Organization:

SECOR Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware on July 19, 2013 to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, option, swap and forward contracts. The sectors traded included currencies, indices, U.S. and non-U.S. interest rates, grains, livestock, softs, energy and metals. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The General Partner (as defined below) was permitted to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. On June 12, 2019, the General Partner terminated the management agreement (the “Management Agreement”) by and among the Advisor (as defined below), the Master and the General Partner effective the close of business on June 30, 2019. As a result, the Master terminated operations on June 30, 2019 and the Master changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received or paid in liquidation. The Master was liquidated in accordance with the terms of its limted partnership agreement (the “Limited Partnership Agreement”).

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to its termination on June 30, 2019, all trading decisions for the Master were made by the Advisor (as defined below).

On August 1, 2013 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of its capital to the Master. On January 1, 2015, Morgan Stanley Smith Barney Spectrum Technical L.P. (“Spectrum Technical”) allocated a portion of its capital to the Master. On January 1, 2018, Ceres Tactical Systematic L.P. (“Tactical Systematic”) allocated a portion of its capital to the Master. On January 1, 2019, Ceres Tactical Global L.P. (“Tactical Global”) allocated a portion of its capital to the Master. On December 31, 2017, Spectrum Technical terminated operations and fully redeemed its investment in the Master. The Master permitted commodity pools managed by SECOR Capital Advisors, LP (the “Advisor”) using a variation of the program traded by SECOR Alpha Master Fund L.P., a proprietary, systematic trading program, to invest together in one trading vehicle. On June 30, 2019, Emerging CTA, Tactical Systematic and Tactical Global redeemed its entire investment in the Master.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. JPMorgan Chase Bank, N.A. (“JPMorgan”) also was a foreign exchange forward contract counterparty for the Master. The Master deposited a portion of its cash in a non-trading bank account at JPMorgan.

Prior to its termination of operations effective June 30, 2019, the Master operated under a structure where its investors consisted of Emerging CTA, Tactical Systematic and Tactical Global (each a “Feeder” and collectively the “Funds”). References herein to a “Feeder” or the “Funds” may also include as relevant, reference to Spectrum Technical.

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The financial statements of the Master as of June 30, 2019 and for the period from January 1, 2019 to June 30, 2019 were prepared using the liquidation basis of accounting. The liquidation bais of accounting requires the Master to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values are expected to be realized by the Master during liquidation. The liquidation basis of accounting also requires the financial statements to include a statement of net assets or a statement of changes in net assets available to limited partners. The Statements of Changes in Partners’ Capital (included herein) present the same information and thus the financial statements include a statement of net assets available to limted partners for the period from January 1, 2019 to June 30, 2019.

b.

Statement of Cash Flows. The Master did not provide a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital is included herein, and for the period from January 1, 2019 to June 30, 2019 and for the years ended December 31, 2018 and 2017, the Master carried no debt and all of the Master’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Master’s Investments. All commodity interests held by the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on the trade date and open contracts were recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were closed and determined using the first-in, first-out method. Net unrealized gains or losses on open contracts were included as a component of “equity in trading accounts” in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses. The Master did not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations were included in total trading results in the Statements of Income and Expenses.

Master’s Cash. The Master’s cash includes cash denominated in foreign currencies of $0 (cost of $0) and ($218,516) (cost of $219,196) at June 30, 2019 and December 31, 2018, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The Master follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Statements of Income and Expenses in the year(s) in which the position is claimed or expected to be claimed.    The General Partner has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. All periods from 2015 on remain subject to examination by U.S. federal and most state tax authorities.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update 2013-08, “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception. Accordingly, the Master followed the investment company accounting and reporting guidance of Topic 946 and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master. The Limited Partnership Agreement was in effect until June 30, 2019, when the Master terminated operations.

b.	Management Agreement:

The General Partner, on behalf of the Master, had entered into the Management Agreement with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until June 30, 2019, when the Master terminated operations.

c.	Customer Agreement:

The Master had entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) were borne by the Master and allocated to the Funds. All other fees were borne by the Funds. The Master’s cash deposited with MS&Co. was held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. The Master’s restricted cash was equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. and/or JPMorgan, as applicable. At June 30, 2019 and December 31, 2018, the amount of cash held by the Master for margin requirements was $1,394,099 and $15,459,519, respectively. Cash that was not classified as restricted cash was therefore classified as unrestricted cash. The Customer Agreement was in effect until June 30, 2019, when the Master terminated operations.

Prior to Spectrum Technical’s termination effective December 31, 2017, Spectrum Technical’s General Partner administrative fees included clearing fees and professional fees that were charged to the Master. Therefore, the Master received monthly expense reimbursements that the General Partner was contractually obligated to pay, on clearing fees and professional fees incurred during such month, as shown in the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month partners’ capital allocation percentage for Spectrum Technical’s investment in the Master.

d.	FX Agreement:

On July 12, 2017, the Master entered into certain agreements with JPMorgan in connection with trading in forward foreign currency contracts. These agreements included a foreign exchange and bullion authorization agreement (“FX Agreement”), an International Swap Dealers Association, Inc. master agreement (“Master Agreement”), a schedule to the Master Agreement, a 2016 credit support annex for variation margin to the schedule and an institutional account agreement. Under the FX Agreement, JPMorgan charged a fee on the aggregate foreign currency transactions entered into on behalf of the Master during a month. These agreements were in effect until June 30, 2019, when the Master terminated operations.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition, as the criteria under ASC 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the period from January 1, 2019 to June 30, 2019 and for the year ended December 31, 2018 were 10,316 and 7,241, respectively. The monthly average number of metals forward contracts traded during the period from January 1, 2019 to June 30, 2019 and for the year ended December 31, 2018 were 1,171 and 793, respectively. The monthly average notional values of currency forward contracts traded during the period from January 1, 2019 to June 30, 2019 and for the year ended December 31, 2018 were $962,545,873 and $467,173,325, respectively.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of June 30, 2019 (termination of operations) and December 31, 2018, respectively.

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/
June 30, 2019	Recognized	Condition	Condition	Instruments	Pledged*	Net Amount
Assets
MS&Co.
Forwards	$731,747	$(731,747)	$-	$-	$-	$-

JPMorgan
Forwards	8,480,240	(7,596,132)	884,108	-	-	884,108

Total assets	$9,211,987	$(8,327,879)	$884,108	$-	$-	$884,108

Liabilities
MS&Co.
Forwards	$(1,248,717)	$731,747	$(516,970)	$-	$516,970	$-

JPMorgan
Forwards	(7,596,132)	7,596,132	-	-	-	-

Total liabilities	$(8,844,849)	$8,327,879	$(516,970)	$-	$516,970	$-

Net fair value						$884,108	*

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/
December 31, 2018	Recognized	Condition	Condition	Instruments	Pledged*	Net Amount
Assets
MS&Co.
Futures	$3,275,718	$(2,739,988)	$535,730	$-	$-	$535,730
Forwards	790,742	(714,050)	76,692	-	-	76,692

	4,066,460	(3,454,038)	612,422	-	-	612,422

JPMorgan
Forwards	1,221,176	(1,221,176)	-	-	-	-

Total assets	$5,287,636	$(4,675,214)	$612,422	$-	$-	$612,422

Liabilities
MS&Co.
Futures	$(2,739,988)	$2,739,988	$-	$-	$-	$-
Forwards	(714,050)	714,050	-	-	-	-

	(3,454,038)	3,454,038	-	-	-	-

JPMorgan
Forwards	(2,079,149)	1,221,176	(857,973)	-	857,973	-

Total liabilities	$(5,533,187)	$4,675,214	$(857,973)	$-	$857,973	$-

Net fair value						$612,422	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and a counterparty to certain of the Master’s non-exchange-traded contracts, as applicable, and JPMorgan, as a counterparty to certain of the Master’s non-exchange-traded contracts, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co. or JPMorgan, as applicable, thereby minimizing MS&Co.’s and JPMorgan’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of June 30, 2019 (termination of operations) and December 31, 2018, respectively.

	June 30,
	2019
Assets
Forward Contracts
Currencies	$8,480,240
Metals	731,747

Total unrealized appreciation on open forward contracts	9,211,987

Liabilities
Forward Contracts
Currencies	(7,596,132)
Metals	(1,248,717)

Total unrealized depreciation on open forward contracts	(8,844,849)

Net unrealized appreciation on open forward contracts	$367,138	*

*	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

	December 31,
	2018
Assets
Futures Contracts
Currencies	$1,244
Energy	1,960,169
Grains	153,166
Indices	345,622
Interest Rates U.S.	25,978
Interest Rates Non-U.S.	454,367
Livestock	132,366
Metals	80,794
Softs	122,012

Total unrealized appreciation on open futures contracts	3,275,718

Liabilities
Futures Contracts
Currencies	(461,749)
Energy	(1,112,949)
Grains	(279,965)
Indices	(586,557)
Interest Rates Non-U.S.	(26,640)
Livestock	(127,966)
Metals	(135)
Softs	(144,027)

Total unrealized depreciation on open futures contracts	(2,739,988)

Net unrealized appreciation on open futures contracts	$535,730	*

Assets
Forward Contracts
Currencies	$1,221,176
Metals	790,742

Total unrealized appreciation on open forward contracts	2,011,918

Liabilities
Forward Contracts
Currencies	(2,079,149)
Metals	(714,050)

Total unrealized depreciation on open forward contracts	(2,793,199)

Net unrealized depreciation on open forward contracts	$(781,281)	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period from January 1, 2019 to June 30, 2019 (termination of operations) and for the years ended December 31, 2018 and 2017.

	2019		2018		2017
Sector
Currencies	$2,416,798		$960,564		$(983,384)
Energy	(1,358,553)		2,410,621		(561,036)
Grains	(562,499)		(617,134)		(824,642)
Indices	2,240,612		1,143,356		3,495,879
Interest Rates U.S.	(413,826)		500,750		411,734
Interest Rates Non-U.S.	3,905,876		1,581,891		(922,114)
Livestock	(1,718,634)		276,204		75,369
Metals	(882,959)		1,188,949		(1,855,517)
Softs	(906,828)		745,864		(943,685)

Total	$2,719,987	***	$8,191,065	***	$(2,107,396)	***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considered prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of June 30, 2019 (termination of operations) and December 31, 2018, for the period January 1, 2019 to June 30, 2019 (termination of operations) and for the year ended December 31, 2018, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3).

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2019	Total	Level 1	Level 2	Level 3
Assets
Forwards	$9,211,987	$-	$9,211,987	$-

Total assets	$9,211,987	$-	$9,211,987	$-

Liabilities
Forwards	$8,844,849	$-	$8,844,849	$-

Total liabilities	$8,844,849	$-	$8,844,849	$-

December 31, 2018	Total	Level 1	Level 2	Level 3
Assets
Futures	$3,275,718	$3,275,718	$-	$-
Forwards	2,011,918	-	2,011,918	-

Total assets	$5,287,636	$3,275,718	$2,011,918	$-

Liabilities
Futures	$2,739,988	$2,739,988	$-	$-
Forwards	2,793,199	-	2,793,199	-

Total liabilities	$5,533,187	$2,739,988	$2,793,199	$-

6.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors who became limited partners on the first day of the month after their subscriptions were processed. Distributions were made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date, except for distribution of interest income to feeder funds, as applicable. Generally, a limited partner withdrew all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and informed the Master. However, a limited partner also had the right to request a withdrawal as of the end of any day if such request was received by the General Partner at least three days in advance of the proposed withdrawal day.

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the period from January 1, 2019 to June 30, 2019 (termination of operations) and for the years ended December 31, 2018 and 2017 were as follows:

	2019*	2018	2017
Ratios to Average Limited Partners’ Capital**:
Net investment income (loss)***	(0.4)%	(0.5)%	0.1%

Operating expenses before expense reimbursements	2.1%	2.1%	1.7%
Expense reimbursements	-%	-%	(1.1)%

Operating expenses after expense reimbursements	2.1%	2.1%	0.6%

Total return	6.6%	25.1%	(9.4)%

*	Average partners’ capital is calculated using pre-liquidation partners’ capital.

**	Annualized

***	Interest income less total expenses, net of expense reimbursements.

The above ratios and total return may vary for individual investors based on the timing of capital transactions. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

8.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance-sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may have include forwards, futures, options and swaps, whose values were based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may have also be traded on a swap execution facility or OTC. OTC contracts were negotiated between contracting parties and also included certain forward and option contracts. Each of these instruments was subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts were greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimated that at any given time approximately 3.7% to 33.7% of the Master’s contracts were traded OTC.

Futures Contracts. The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may have been made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts required participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts were valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts were recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (LME) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master were cash settled based on prompt dates published by the LME. Variation margin may have been made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract was considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract was closed at the prompt date, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts required participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to

SECOR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

the amounts recognized in the Statements of Financial Condition and was not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk, as MS&Co., an MS&Co. affiliate, or JPMorgan were the counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty was an exchange or clearing organization.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believed that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may have not been held to maturity.

In the ordinary course of business, the Master entered into contracts and agreements that contained various representations and warranties and which provided general indemnifications. The Master’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Master. The Master considered the risk of any future obligation relating to these indemnifications to be remote.

9.	Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The General Partner has assessed the subsequent events through August 22, 2019, the date the financial statements were available to be issued and has determined that, other than disclosed in Note 10, “Liquidation of the Master”, there were no subsequent events requiring adjustment to or disclosure in the financial statements.

10.	Liquidation of the Master:

The payments of the Master’s liquidation redemptions payable to the Funds were made on or about July 2, 2019, with the remainder paid on or about July 5, 2019.